Exhibit 16.1

TURNER, WARREN, HWANG & CONRAD

CHARTERED ACCOUNTANTS

October 24, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Dear Sirs:

We were previously principal accountants for Ministry Partners Investment Corporation and we reported on the financial statements of Ministry Partners Investment Corporation as of and for the years ended December 31, 2004 and 2003. On October 24, 2005, we resigned from our appointment as principal accountants for Ministry Partners Investment Corporation. We have read the statements included under Item 4.01 of the Form 8-K dated October 24, 2005, prepared by Ministry Partners Investment Corporation, and we agree with such statements.

Yours very truly,

/s/TURNER, WARREN, HWANG & CONRAD

TURNER, WARREN, HWANG & CONRAD

ACCOUNTANCY CORPORATION